Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212643

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 1, 2016)

4,604,500 Ordinary Shares

We are offering 4,604,500 of our ordinary shares, NIS 0.03 nominal value per share, or the Shares, to the Israeli institutional investors, or the Investors, listed under “Plan of Distribution” herein, at a price of $2.15 per Share, pursuant to this prospectus supplement and the accompanying prospectus and an Order Form, or the Agreement, entered into with each of the Investors. The Form of the Agreement was filed as an exhibit to a report on Form 6-K on August 21, 2017.

On November 10, 2016, we offered 1,904,762 Ordinary Shares for total proceeds of $1,950,000 pursuant to a prospectus supplement. We have not offered any other securities during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.5 of Form F-3.

The aggregate market value of our ordinary shares held by non-affiliates pursuant to General Instruction I.B.5 of Form F-3 is $38,571,514, which was calculated based on 14,392,356 of our ordinary shares outstanding and held by non-affiliates as of the date of this prospectus supplement and a price of $2.68 per share, the closing price of our common shares on August 17, 2017. As a result, we are currently eligible to offer and sell up to an aggregate of $10,907,171 of our ordinary shares pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “RADA.” On August 18, 2017, the last reported sale price of our ordinary shares was $2.68 per share.

We will receive an aggregate of $9,899,675 in proceeds from this offering, before expenses.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-4 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY NOR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect that the Shares offered hereby will be issued to the Investors in book-entry form on or about August 24, 2017.

The date of this prospectus supplement is August 21, 2017.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

S-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated July 22, 2016 are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of our ordinary shares to certain investors. We provide information to you about this offering of our ordinary shares in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our ordinary shares.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “RADA,” “we,” “us” and “our” refer to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

S-2

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our ordinary shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

RADA Electronic Industries Ltd.

We are an Israel-based defense electronics contractor. We develop, manufacture and sell defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles), airborne data/video recording and management systems, tactical land-based radars for defense forces and border protection systems and inertial navigation systems. While we continue to sell and support our commercial aviation products and services, in 2016 we decided to actively pursue the sale of our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS, which is the main platform for our test and repair shop activity.

Corporate Information

We were incorporated under the laws of the State of Israel on December 8, 1970. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111. Our website address is www.rada.com. The information on our website is not incorporated by reference into this prospectus supplement.

The Offering

Ordinary shares offered	4,604,500
Public offering price	$2.15 per share

Ordinary shares to be outstanding immediately after the offering (1)	27,841,028

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporation purposes.

NASDAQ Capital Market symbol	“RADA”
Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in our ordinary shares.

(1) Does not include 3,636,364 Ordinary shares issuable upon exercise of outstanding warrants held by DBSI Investment Ltd., our largest shareholder. The number of Ordinary shares outstanding also excludes 1,435,612 Ordinary shares potentially issuable to DBSI upon conversion of an outstanding $3,175,000 convertible loan.

S-3

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports subsequently filed after the date hereof with the SEC and incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement.

Risks Related to the Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways with which you and other shareholders may disagree.

We intend to use the net proceeds from this offering for working capital and other general corporation purposes. Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ordinary shares.

If you purchase ordinary shares sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The offering price per ordinary share in this offering is considerably more than the net tangible book value per share of our outstanding ordinary shares. As a result, investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the value of our tangible assets after subtracting liabilities. Investors will incur immediate dilution of $1.44 per share, based on the public offering price of $2.15 per share and our net tangible book value as of June 30, 2017. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. Furthermore, to the extent we need to raise additional capital in the future and we issue additional equity or convertible debt securities, our then existing shareholders may experience dilution and the new securities may have rights senior to those of our ordinary shares offered in this offering.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of Shares, after deducting fees and expenses, including a $173,000 finder’s fee, will be approximately $9.7 million.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds to us from this offering in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Shares being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC registration fee	$533.66	*
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$—
Miscellaneous	$—
Total	$25,533.66

* Previously paid

S-4

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. As of August 18, 2017, we had 23,236,528 ordinary shares outstanding. As of June 30, 2017, our net tangible book was $12.66 million, or $0.47 per share, based on the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of our ordinary shares outstanding as of such date, as adjusted to give effect to the issuance of 3,636,364 ordinary shares upon the exercise of warrants during the period from June 30, 2017 through August 20, 2017, with proceeds of $2 million from such transaction. After giving effect to our sale in this offering of 4,604,500 ordinary shares at the offering price of $2.15 per share, and after estimated offering costs payable by us, our net tangible book value as of June 30, 2017 would have been $22.36 million, or $0.71 per share. This represents an immediate increase of net tangible book value of $0.24 per share to our existing shareholders and an immediate dilution of $1.44 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution.

Offering price per share			US$	2.15

Net tangible book value per ordinary share as of August 18, 2017	US$	0.47
Increase in net tangible book value per ordinary share attributable to this offering	US$	0.24
Pro forma net tangible book value per share after this offering			US$	0.71
Dilution in net tangible book value per share to purchasers			US$	1.44

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity or convertible debt securities, your ownership will be further diluted.

PLAN OF DISTRIBUTION

We are offering the Shares directly to the Investors in a proposed takedown from our shelf registration statement pursuant to this prospectus supplement and the accompanying prospectus. The Shares are being sold to the Investors pursuant to the Agreement dated August 18, 2017, a form of which was filed as an exhibit to the Company's Report on Form 6-K filed with the Commission on August 21, 2017. We will receive an aggregate of $9,899,675, before expenses, from the sale of the Shares.

The breakdown of the Shares being purchased by the Investors at $2.15 is as follows:

Name of Investor	Number of Purchased Shares	Purchase Amount ($)
Noked Equity Limited Partnership	462,500	994,375.00
Noked Opportunity Limited Partnership	462,500	994,375.00
Yelin Lapidot Mutual Funds Ltd.	1,620,000	3,483,000.00
The Phoenix Insurance Company Ltd.	215,000	462,250.00
Shotfut Menayot Israel - HaPhoenix Amitim	650,000	1,397,500.00
More Mutual Funds Management (2013) Ltd	1,000,000	2,150,000.00
Guy Equity opportunities Limited Partnership	22,500	48,375.00
H.M.L.K Financial Consulting Ltd	172,000	369,800.00

S-5

Confirmations and definitive prospectus supplements will be distributed to the Investors, informing them of the closing date as to the purchase and sale of the Shares subject to this prospectus supplement. We currently anticipate that the closing of the purchase and sale of the Shares will take place on or about August 24, 2017. The Investors will also be informed of the date and manner in which they must transmit the purchase price for the offered securities. We expect that the Shares initially offered hereby will be issued to each Investor in book-entry form on or about August 24, 2017.

We have agreed to pay Barak Capital Ltd., an Israeli investment firm, a fee of approximately $173,000 (1.75% of the gross proceeds) in connection with this offering.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “RADA.”

LEGAL MATTERS

The validity of the ordinary shares offered in this offering will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel, our Israeli counsel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement.

EXPERTS

The consolidated financial statements of Rada Electronic Industries Ltd., appearing in Rada Electronic Industries Ltd.’s Report on Form 20-F as filed with the SEC on March 27, 2017, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 6706703.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is a part of a registration statement on Form F-3 that we filed on July 22, 2016, with the SEC under the Securities Act. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-15375). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. In addition, we make available, without charge, through our website, www.rada.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F. The information on our website is not and should not be considered part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.

S-6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act, before the time that all of the securities offered by this prospectus supplement have been sold or de-registered.

●	Our 2016 annual report Form 20-F, filed with the SEC on March 27, 2017;

●	Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on May 24, 2017 (2017 First Quarter Summary section of Exhibit 99.1 thereto only), June 29, 2017, August 3, 2017, August 10, 2017 (2017 Second Quarter Summary of Exhibit 99.1 thereto only), August 16, 2017 (excluding last two paragraphs of Exhibit 99.1 thereto) and August 21, 2017.

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●	The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

In addition, we may incorporate by reference into this prospectus supplement our reports on Form 6-K filed after the date of this prospectus supplement (and before the time that all of the securities offered by this prospectus supplement have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Rada Electronics Ltd.

7 Giborei Israel Street

Netanya 4250407, Israel

Tel: 972-9-892-1111

Attn: Chief Financial Officer

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

S-7

PROSPECTUS

$25,000,000
Ordinary Shares
Subscription Rights
Warrants
Units

We may offer and sell under this prospectus, from time to time, any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to an aggregate of $25,000,000.

Our ordinary shares currently trade on the Nasdaq Capital Market under the symbol "RADA."  On July 21, 2016, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $0.72 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed and the date when we expect trading to begin.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 14.

On July 21, 2016, the aggregate market value of our outstanding ordinary shares held by non-affiliates was $11,606,244.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 1, 2016

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Shareholder have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the SEC. This prospectus and the documents incorporated by reference herein include important information about us, the securities being offered by us and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “Rada,” “we,” “us” and “our” refer to Rada Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the securities that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are an Israel-based defense electronics contractor specializing in the development, manufacture, marketing and sales of military avionics systems for manned and unmanned aircraft, inertial navigation systems for air and land platforms and tactical land radars for force and border protection applications.  We develop, manufacture and sell defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles, or UAVs), airborne data/video recording and management systems, inertial navigation systems and tactical land radars for defense forces and border protection systems.  In addition, we continue to sell and support our legacy commercial aviation products and services, mainly through our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS.

We were incorporated under the laws of the State of Israel on December 8, 1970.  We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation.  Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111.  Our website address is www.rada.com.  The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below before investing in our securities.  Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks.  In that case, the value of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of operating losses and may not be able to sustain profitability in the future.  To the extent that we continue to incur operating losses, we may not have sufficient working capital to fund our operations in the future.

We incurred operating losses in the years ended December 31, 2011, 2012, 2013 and 2015 and in the first six months of 2016.  We may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations.  As of June 30, 2016, our accumulated deficit was $78 million and we had cash, cash equivalents and short-term bank deposits of $2.1 million, compared to $1.7 million as of  December 31, 2015.  In May and June 2016, following the investment in our company by DBSI Investments Ltd., or DBSI, we obtained aggregate cash proceeds of $7,175,000 in consideration for our issuance of ordinary shares, warrants and a convertible note. Based on our current operations, we believe our existing funds will be sufficient to fund operations into the fourth quarter of 2017.  To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing.  Such financing may not be available, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

We may need to raise additional capital in the future, which may substantially dilute the holdings of our shareholders.

In order to obtain working capital for our operations and to repay the outstanding debt due to our then principal shareholder, we entered into an investment transaction with DBSI on May 18, 2016, according to which we sold 17,021,276 ordinary shares to DBSI  for $4 million, reflecting a price per each share of $0.235. We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months. DBSI also agreed to provide our  company with a three- year $3,175,000 convertible  loan bearing interest of Libor plus 6%, which was funded on June 16, 2016 and was used  repay the outstanding convertible loan and accrued interest owed to an entity owned by our former principal shareholder, Mr. Howard Yeung. The terms of the transaction were approved by our shareholders at an extraordinary general meeting of shareholders on May 15, 2016. We may need additional working capital in the future to repay our debt and fund our operations.  Such financing may not be available, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

Competition in the market for defense electronics is intense.  Our products may not achieve market acceptance, which could adversely affect our business, financial condition and results of operations.

The market for our products is highly competitive and we may not be able to compete effectively in our market.  Our principal competitors in the defense electronics market include Elbit Systems Ltd., United Technologies Aerospace Systems, Honeywell International Inc., Israel Aerospace Industries Ltd., or IAI, Northrop Grumman Corporation, Sagem Avionics LLC, Thales Group, Zodiac Aerospace Group and SRC Inc.  We expect to continue to face competition from these and other competitors.  Most of our competitors are larger and have substantially greater resources than us, including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we do.  These competitors are able to achieve greater economies of scale and may be less vulnerable to price competition than us.  We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors.  Failure to do so could adversely affect our business, financial condition and results of operations.

Our new directors may change our current long-range plan.

On May 18, 2016, the composition of our board of directors changed significantly, as a result of the appointment of four representatives of DBSI, consisting of Yossi Ben-Shalom, Nir Cohen, Kineret Ya`ari and Israel Livnat, as agreed upon as part of DBSI’s investment transaction in our company. The new board of directors may make material changes to our business, operations and long-range plans. It is impossible to predict what these changes will be and the impact they will have on our future results of operations.

We may not be able to implement our growth strategy, which could adversely affect our business, financial condition and results of operations.

In line with our growth strategy, we entered into a number of strategic relationships with Embraer S.A., or Embraer, Hindustan Aeronautics Ltd., or HAL, IAI, Lockheed Martin Corporation, or Lockheed Martin, Boeing Defense, Space & Security, or Boeing, Rafael Advanced Defense Systems Ltd., or Rafael, Israel Military Industries Ltd., or IMI, and DRS Technologies, or DRS, to increase our penetration into the defense electronics market.  We are currently investing and intend to continue to invest significant resources to develop these relationships and additional new relationships.  Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Our growth is dependent in part on the development of new products, based on internal research and development.  We may not accurately identify market needs before we invest in the development of a new product.  In addition, we might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market and competing products may emerge during the development and certification process.

While we have met with initial success in the introduction of our advanced ground radars for tactical applications such as defense forces protection and border protection, there can be no assurance that we will succeed in obtaining general market acceptance or that we will ever recover our investment in this new product family.

We have developed two radar hardware platforms for use in combat vehicles and short-range protection applications and in defense forces and border protection applications. In December 2014, we announced the first significant order for this product family, a $4.5 million order from the Israel Ministry of Defense. To date, we have not received any large orders from other customers, other than a recently announced $2 million military order from a country in Asia. During March 2015, we announced that we entered into a contract with Lockheed Martin, which selected our multi-mission hemispheric radar product to support internally funded high energy laser weapon system prototype testing, and that we had entered into an agreement with DRS Technologies, under which they agreed to sell, produce, and support, our tactical radars as part of its tactical radar portfolio. We have not yet received any orders from DRS Technologies with respect to the sale of our radars to third parties and there can be no assurance that we will ever receive any such orders.

Reductions in defense budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

The vast majority of our revenues are derived from the sale of products with military applications.  These revenues totaled approximately $5.6 million, or 93% of our revenues, in the first six months of 2016, $14.1 million, or 95% of our revenues, in the year ended December 31, 2015 and $21.6 million, or 96% of our revenues, in the year ended December 31, 2014.  The defense budgets of a number of countries may be reduced in the future.  Declines in defense budgets may result in reduced demand for our products and manufacturing services.  This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

Unfavorable national and global economic conditions could have a material adverse effect on our business, operating results and financial condition.

During periods of slowing economic activity our customers may reduce their demand for our products and technology, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economies throughout the world currently face a number of challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Notwithstanding the improving economic conditions in some of our markets, many companies are still cutting back expenditures or delaying plans to add additional personnel or systems. Any further worsening of the global economic condition could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral.  Any of these events would likely harm our business, operating results and financial condition.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers or a substantial decrease in our customers' budgets may adversely affect our business, operating results and financial condition.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time consuming procurement procedures.  A substantial period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer.  In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.  A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations.  This risk is heightened during periods of global economic slowdown.  Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

·	their requirements or budgetary constraints change;

·	they cancel multi-year contracts and related orders if funds become unavailable;

·	they shift spending priorities into other areas or for other products; or

·	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination for convenience (among other reasons) of contracts or subcontracts with governmental entities.  The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease.  Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may decrease and we may fail to implement our growth strategy.

Israel's defense export policy regulates the sale of our systems and products.  Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy.  A license is required to initiate marketing activities.  We are also required to obtain a specific export license for any hardware exported from Israel.  We may not be able to receive all the required permits and licenses for which we may apply in the future.  If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation.  Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts.  Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process.  We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues, which would adversely affect our business, financial condition and results of operations.

A significant portion of our revenues is derived from a small number of customers. During the years ended December 31, 2015 and 2014 and the six months ended June 30, 2016, 51%, 61%  and  47% of our revenues, respectively, were attributable to four customers. We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers.  No assurances can be given that our customers will continue to purchase our products that we will be successful in any bid for new contracts to provide such products, or that if we are grantedsubsequent orders that such orders would be of a scope comparable to the sales that we have experienced to date. If our principal customers do not continue to purchase products from us at current levels or if we do not retain such customers and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, cash flows, financial condition and results of operations.

We depend on a limited number of suppliers of components for our products and if we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States.  Certain of these suppliers are currently the sole source of one or more components upon which we are dependent.  Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements.  Inadequacy of operating funds may cause us to delay the placement of such orders and may result in delays in supply.  Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations.  In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms.  Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The defense electronics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards.  Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products.  We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements.  In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance.  If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

We enter into fixed-price contracts that could subject us to losses in the event we fail to properly estimate our costs.

We enter into firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. Because many of these contracts involve new technologies, unforeseen events, such as technological difficulties and other cost overruns, can result in the contract pricing becoming less favorable or even unprofitable to us and have an adverse impact on our financial results.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access.  The potential liabilities associated with these events could exceed the insurance coverage we maintain.  Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market.  In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.  To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We are subject to risks associated with international operations; we generate a significant portion of our sales from customers located in countries that may be adversely affected by political or economic instability and corruption.

We are a global aviation and defense company with worldwide operations. Although 65% of our sales are in Israel and North America, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America, India and Central and Eastern Europe, which may be more susceptible to political or economic instability. In addition, in many less-developed markets, we rely heavily on third-party distributors and other agents for the marketing and distribution of our products and capabilities. Many of these distributors do not have internal compliance resources comparable to ours. Business activities in many of these markets have historically been more susceptible to corruption. If our efforts to screen third-party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may adversely affect our reputation and our business, financial condition or results of operations.

Exports accounted for  48% of our sales in the six months ended June 30, 2016, and during the years ended December 31, 2015 and 2014, 59% of our sales and 78% of our sales .  Our reliance on export sales subjects us to many risks inherent in engaging in international business, including:

·	Limitations and disruptions resulting from the imposition of government controls;

·	Changes in regulatory requirements;

·	Export license requirements;

·	Economic or political instability;

·	Trade restrictions;

·	Changes in tariffs;

·	Currency fluctuations;

·	Longer receivable collection periods and greater difficulty in accounts receivable collection;

·	Greater difficulty in safeguarding intellectual property;

·	Difficulties in managing overseas subsidiaries and international operations; and

·	Potential adverse tax consequences.

We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties in connection with the sale of our products in international markets.  Any of those events may adversely affect our business, operating results and financial condition.

In addition, as a company registered with the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibits registrants and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have adopted proactive procedures to promote compliance with the FCPA, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners or agents may not themselves are subject to the FCPA. Any determination that we have violated the FCPA could materially and adversely affect our business, results of operations, and cash flows.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in other currencies, particularly in NIS.  Therefore, our costs in such other currencies, as expressed in dollars, are influenced by the exchange rate between the dollar and the relevant currency.  We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of depreciation of the NIS in relation to the dollar or that the timing of this depreciation lags behind inflation in Israel.  This would have the effect of increasing the dollar cost of our operations.  In the past, the NIS exchange rate with the dollar and other foreign currencies has fluctuated, generally reflecting inflation rate differentials.  We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar.  If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. We engage in currency hedging transactions intended to partly reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.  However, such transactions may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

We are dependent on our senior management and key personnel, and the loss of any key member of our management team could adversely affect our business.

Our future success depends in large part on the continued services of our senior management and key personnel.  Any loss of the services of members of senior management or other key personnel could negatively affect our business.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology.  We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all.  We also may not be able to be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Regulations that impose disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products will result in additional cost and expense and could result in other significant adverse effects.

Rules adopted by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act impose diligence and disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products. Compliance with these rules may result in additional cost and expense, including for due diligence to determine and verify the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. These rules may also affect the sourcing and availability of minerals used in the manufacture of our products to the extent that there may be only a limited number of suppliers offering “conflict free” metals that can be used in our products. There can be no assurance that we will be able to obtain such metals in sufficient quantities or at competitive prices. Also, since our supply chain is complex, we may face reputational challenges with our customers, shareholders and other stakeholders if we are unable to sufficiently verify the origins of the metals used in our products. We may also encounter customers who require that all of the components of our products be certified as conflict free. If we are not able to meet customer requirements, such customers may choose to disqualify us as a supplier, which could impact our sales and the value of portions of our inventory.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with our 2007 Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting.  Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risk Factors Related to Our Ordinary Shares

Because one of our shareholders, DBSI, owns a majority of our outstanding shares, investors will not be able to affect the outcome of shareholder votes.

Following the investment in our company by DBSI, which was approved by our shareholders on May 15, 2016 and closed on May 18, 2016.  DBSI currently owns 17,021,276 of our ordinary shares, or approximately 52% of our outstanding shares.  We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months. In addition, as part of the investment transaction, DBSI provided us with a $3,175,000 convertible loan, which may be converted into our ordinary shares at a price per share equal to the lower of: (i) $1.20, or (ii) a five percent (5%) discount to fair market value, provided however, not less than $0.235 per share.

For as long as DBSI, or any shareholder, has a controlling interest in our company, it will have the ability to exercise a controlling influence over our business and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, as long as DBSI has a controlling interest in our company, it will have the power to determine or significantly influence the outcome of matters submitted to a vote of our shareholders, including the power to elect all of the members of our board of directors (except external directors, within the meaning of Israeli law), or prevent an acquisition or any other change in control of us.  Because the interests of our controlling shareholders may differ from the interests of our other shareholders, actions taken by it with respect to us may not be favorable to our other shareholders.

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RADA.”  To continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including minimum shareholders’ equity of at least $2.5 million and a minimum closing bid price per share of $1.00 for 30 consecutive business days.  On October 1, 2015 Rada received notification from NASDAQ that we had not maintained a minimum bid price of $1.00 per share for 30 consecutive business days (Listing Rule 5550(a) (2)). We were given 180 calendar days, or until March 29, 2016, to regain compliance. On March 30, 2016, we received notification from NASDAQ that we are eligible for an additional 180 calendar days to regain compliance. We were granted the extension because we met the continued listing requirements for the market value of publicly held shares and all other initial listing standards for NASDAQ Capital Market (rule 5505 – Capital Market criteria), except for the bid price requirement and because we have provided written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. To regain compliance, our shares must close at $1.00 per share or more for a minimum of ten (10) consecutive business days. If we are not deemed in compliance before the expiration of the additional 180 day compliance period, we may be delisted from NASDAQ, and trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

·	Quarterly variations in our operating results;

·	Operating results that vary from the expectations of securities analysts and investors;

·	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

·	Announcements of technological innovations or new products by us or our competitors;

·	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

·	Changes in the status of our intellectual property rights;

·	Announcements by third parties of significant claims or proceedings against us;

·	Additions or departures of key personnel;

·	Future sales of our ordinary shares;

·	Delisting of our shares from the NASDAQ Capital Market; and

·	Stock market price and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

Substantial future sales of our ordinary shares by our principal shareholder may depress our share price.

If our principal shareholder, DBSI, sells substantial amounts of its ordinary shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants or upon the conversion of convertible notes, or if the perception exists that our principal shareholder may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall.  Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets for the taxable year produce or are held for the production of passive income.  Based on certain estimates of our gross income and gross assets and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2016. There can be no assurance that we will not be considered a PFIC for any future taxable year. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.  U.S. residents should carefully read Item 10E. “Additional Information - Taxation - United States Federal Income Tax Consequences” of our Annual Report on Form 20-F for the year ended December 31, 2015, or the 2015 Form 20-F, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2015.  Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations.  In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in neighboring areas to Israel, such as Hamas in Gaza and Hezbollah in Lebanon. Following extensive missiles' attacks on its southern border and against Israeli population centers in July 2014, Israel has invaded the Gaza strip in order to destroy Hamas's military organization as well as its missiles' and tunnels' capabilities. On July 21, 2014, all U.S. airlines and most major airlines of other nationalities suspended their flights to Israel’s Ben-Gurion International Airport for several days after a missile landed approximately 1.5 km away. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners.  Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies.  As a result, we are precluded from marketing our products to these countries, companies and organizations.  Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities.  Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel.  Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Many of our employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Israeli Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the C&R Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the U.S., may be difficult to obtain within the U.S.  Furthermore, since substantially most our assets, our directors and officers and the Israeli experts named in this prospectus are located outside the U.S., any judgment obtained in the U.S. against us or these individuals or entities may not be collectible within the U.S.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from those of a typical U.S. corporation.

We are incorporated under Israeli law and the rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable to shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness.  There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli government programs and tax benefits may be terminated or reduced in the future.

We participate from time to time in programs of the Office of the Chief Scientist in the Ministry of Economy, or OCS, for which we receive royalty-bearing grants for the development of technologies and products. The benefits available under these programs depend on meeting specified conditions. For more information about these programs see Item 5 “Operating and Financial Review and Prospects – Research & Development – Chief Scientist (OCS)” of the 2015 Form 20-F. If we fail to comply with these conditions, we may be required to pay additional penalties, make refunds and may be denied future benefits. In addition, the terms of the OCS’s grants limit our ability to transfer know-how developed under an approved research and development program outside of Israel, regardless of whether the royalties are fully paid. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under these programs, and therefore these benefits may not be available to us in the future at their current levels or at all.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Listing Rules.  Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the board of directors, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

MARKET FOR OUR ORDINARY SHARES

The table below sets forth the high and low sales prices of our ordinary shares, as reported by the NASDAQ Capital Market during the indicated periods.

Period	High	Low
Last six calendar months:
January 2016	$0.37	$0.28
February 2016	0.37	0.29
March 2016	0.46	0.36
April 2016	0.45	0.36
May 2016	0.42	0.37
June 2016	0.89	0.40
July 2016 (through July 21, 2016)	0.85	0.55

Financial quarters during the past two years:
Second Quarter 2016	0.89	0.36
First Quarter 2016	0.46	0.28
Fourth Quarter 2015	0.79	0.35
Third Quarter 2015	2.17	0.70
Second Quarter 2015	2.82	1.81
First Quarter 2015	3.25	1.55
Fourth Quarter 2014	3.86	1.80
Third Quarter 2014	6.29	1.31

Five most recent full financial years:
2015	2.90	0.35
2014	6.29	1.26
2013	2.26	0.96
2012	2.37	0.95
2011	4.48	1.55

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following methods from time to time:

·	to or through one or more underwriters on a firm commitment or best efforts basis;

·
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	through agents;

·	through privately negotiated transactions;

·	directly to purchasers, including our affiliates;

·	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

·	exchange distributions and/or secondary distributions;

·	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

·	to one or more underwriters for resale to the public or to investors;

·	in “at the market offerings,” to or through a market maker or into an existing trading market, on an exchange or otherwise;

·	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

·	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

·	in any combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

·	the name or names and addresses of any underwriters, dealers or agents;

·	the purchase price of the securities and the proceeds to us from the sale;

·	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

·	the public offering price;

·	any discounts or concessions allowed or reallowed or paid to dealers;

·	any securities exchanges or markets on which such securities may be listed. and

·	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.  We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm's compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts.  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

DESCRIPTION OF ORDINARY SHARES

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.03 per share. As of the date hereof, our authorized share capital consisted of 37,500,000 ordinary shares, and there were 23,236,528 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0.  Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field.  In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies.  Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested.  In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting.  The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our authorized share capital consists of  75,000,000 ordinary shares of a nominal value of NIS 0.015 each.  All outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to the ordinary shares are as follows:

Dividend rights. Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter.  Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, adopted by our shareholders on May 15, 2016 and effective as of May 18, 2016, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.  All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company's profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to the our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a  simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

·	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

·	the currency or currency units in which the offering price, if any, and the exercise price are payable;

·	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

·	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

·	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

·
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

·
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

·	any applicable material U.S. federal income tax consequences;

·	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

·	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

·	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

·	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

·	information with respect to book-entry procedures, if any;

·	the anti-dilution provisions of the warrants, if any;

·	any redemption or call provisions;

·	whether the warrants are to be sold separately or with other securities as parts of units; and

·	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

·	the price, if any, for the subscription rights;

·	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

·	the number of subscription rights to be issued to each shareholder;

·	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

·	the extent to which the subscription rights are transferable;

·	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

·	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

·	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

·	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

·	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

·	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

·	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our securities will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our securities to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of  any securities offered by the prospectus will be set forth in a supplement to this prospectus.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$2,517.50
Legal fees and expenses	10,000.00
Accountants’ fees and expenses	5,000.00
Miscellaneous	7,500.00
Total	$25,017.50

LEGAL MATTERS

The validity of the securities being offered by this prospectus and any accompanying prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Rada Electronic Industries Ltd. appearing in Rada Electronic Industries Ltd.  Report on Form 20-F as filed with the SEC on May 16, 2016, have been audited by Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 6706703.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, all of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our 2015 annual report Form 20-F, filed with the SEC on May 16, 2016;
●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on: May 17, 2016 (first report furnished that day), May 17, 2016 (second report furnished that day, but excluding the first three paragraphs of page 2 of Exhibit 99.1), May 18, 2016 (excluding the second paragraph of Exhibit 99.1 thereto), May 23, 2016; May 25, 2016 (excluding the third paragraph of Exhibit 99.1 thereto), June 15, 2016 (excluding the sixth and seventh paragraphs of Exhibit 99.1 thereto), July 5, 2016 and July 21, 2016 (excluding the first five paragraphs of page 1 of Exhibit 99.1 thereto).

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;
●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and
●
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Rada Electronics Ltd.
7 Giborei Israel Street
Netanya 4250407, Israel
Tel:  972-9-892-1111
Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.Rada.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

4,604,500 Ordinary Shares

PROSPECTUS SUPPLEMENT

August 21, 2017